Exhibit 4.6

First Amendment to the

2009 Restatement of the Aon Savings Plan

WHEREAS, the Aon Savings Plan (the “Plan”) is currently set out in the 2009 Amendment and Restatement of the Aon Savings Plan, which was generally effective as of January 1, 2009 (the “Restatement”).

WHEREAS, Section 17.01 of the Plan allows the Board of Directors of Aon Corporation to amend the Plan, and the Board has delegated to the undersigned officers of Aon Corporation the authority to make certain amendments to the Plan.

WHEREAS, the undersigned officers desire to amend the Plan as set forth herein.

NOW, THEREFORE, the Plan, as set out in the Restatement, is hereby amended as follows, effective as of October 1, 2010:

Section 2.01.  The following provision shall be added at the end of Section 2.01:

Notwithstanding the foregoing, individuals on the payroll system of Hewitt Associates LLC or any of its direct or indirect subsidiaries (“Hewitt employees”) shall be ineligible to participate in this Plan until such time that the Company or its designee amends this Plan to allow for such participation.

IN WITNESS WHEREOF, Aon Corporation has adopted this First Amendment to the 2009 Restatement of the Aon Savings Plan, effective as set forth above.

Aon Corporation

By:	/s/ Jeremy G.O. Farmer
Jeremy G.O. Farmer
Senior Vice President, Head of Human
Resources

By:	/s/ Christa Davies
Christa Davies
Executive Vice President and Chief
Financial Officer